PROSPECTUS	Pricing Supplement No. 4203
Dated May 17, 2005	Dated June 21, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated May 17, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date:	June 21, 2005
Settlement Date (Original Issue Date):	June 24, 2005
Maturity Date:	September 15, 2014
Principal Amount (in Specified Currency)	U.S.$ 100,000,000
Price to Public (Issue Price):	100.547% (Plus accrued interest from and including June 15, 2005 to but excluding June 24, 2005)
Agent's Discount or Commission:	0.400%
Net Proceeds to Issuer (in Specified Currency):	U.S.$ 100,238,750 (Plus accrued interest from and including June 15, 2005 to but excluding June 24, 2005)
Interest Rate: Interest Calculation: ■ Regular Floating Rate  Inverse Floating Rate  Other Floating Rate
Interest Rate Basis:	LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus)	Plus 0.26%
Index Maturity:	Three Months
Spread Multiplier:	N/A
Index Maturity:	Quarterly
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each March 15th, June 15th, September 15th and December 15th of each year, commencing September 15, 2005.
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based on three month USD LIBOR plus 26 basis points.
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date.
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
(Floating Rate)
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Pricing Supplement No. 4203
Dated June 21, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

Clearance and Settlement:

___	DTC Only.

X

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement).

___

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___	Euroclear and Clearstream, Luxembourg only.

CUSIP No.: 36962GK94

ISIN: US36962GK948

Common Code: 020149493

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
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Pricing Supplement No. 4203
Dated June 21, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the company's issue of US$ 750,000,000 Floating Rate Notes due September 15, 2014 as described in the company's pricing supplement number 4063 dated September 14, 2004 as amended, on September 16, 2004, with the companys issue of US$ 100,000,000 Floating Rate Notes Due September 15, 2014, as described in the companys pricing supplement number 4131 dated January 31, 2005 and with the companys issue of US$ 70,000,000 Floating Rate Notes due September 15, 2014 as described in the companys pricing supplement number 4136 dated June 21, 2005.

Additional Information:

General.

At March 31, 2005, the Company had outstanding indebtedness totaling $350.741 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2005, excluding subordinated notes payable after one year was equal to $349.921 billion.

(Floating Rate)
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Pricing Supplement No. 4203
Dated June 21, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Three Months Ended March 31, 2005
2000	2001	2002	2003	2004
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.74

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by J.P. Morgan Securities Inc. (the "Underwriter"), as principal, at 100.547% of the aggregate principal amount less an underwriting discount equal to 0.400% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.